EXHIBIT 12






                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods indicated.


                                                                            Years Ended December 31,
                                                       ------------------------------------------------------------------

                                                        2003(a)       2002(a)         2001         2000(a)         1999
                                                        -------       -------         ----         -------         ----
                                                                         (Dollars in thousands)
Earnings before fixed charges:

     Income before income taxes and
         equity in losses of affiliates ..........     $ 70,058      $ 93,168       $ 76,127      $ 58,998       $ 38,235

     Interest and other debt expense .............       98,034        74,772         81,192        98,104         86,057

     Interest portion of rental expense ..........          932           747          1,146         1,330          1,132
                                                       --------      --------       --------      --------       --------

     Earnings before fixed charges ...............     $169,024      $168,687       $158,465      $158,432       $125,424
                                                       ========      ========       ========      ========       ========


Fixed charges:

     Interest and other debt expense .............     $ 98,034      $ 74,772       $ 81,192      $ 98,104       $ 86,057

     Interest portion of rental expense ..........          932           747          1,146         1,330          1,132

     Capitalized interest ........................          993         1,358          1,571         2,367           --
                                                       --------      --------       --------      --------       --------

     Total fixed  charges ........................     $ 99,959      $ 76,877       $ 83,909      $101,801       $ 87,189
                                                       ========      ========       ========      ========       ========

Ratio of earnings to fixed charges................         1.69          2.19           1.89          1.56           1.44


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(a)  Effective  January 1, 2003,  we adopted  Statement of Financial  Accounting
     Standards, or SFAS, No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other provisions, SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," such that gains or losses from the extinguishment of our debt will no longer be classified as extraordinary items. Upon adoption in 2003, the extraordinary items for losses on early extinguishment of debt of $1.0 million and $6.9 million before income taxes recorded for 2002 and 2000, respectively, were reclassified to loss on early extinguishment of debt in our Consolidated Statements of Income. Interest and other debt expense in 2003 includes a loss on early extinguishment of debt of $19.2 million.